SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 1, 2009

WINTHROP REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Ohio
(State or Other Jurisdiction of Incorporation)

001-06249	34-6513657
(Commission File Number)	(I.R.S. Employer Identification No.)

7 Bulfinch Place, Suite 500, P.O. Box 9507, Boston, Massachusetts	02114
(Address of Principal Executive Offices)	(Zip Code)

(617) 570-4614
(Registrant's Telephone Number, Including Area Code)

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFT|R 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

In connection with the offering (the “Conversion Offer”) made to each holder of Winthrop Realty Trust’s Series B-1 Cumulative Convertible Redeemable Preferred Shares (the “Series B Preferred Shares”) to convert all or any portion of their Series B-1 Preferred Shares into an equivalent number of newly-issued Series C Cumulative Convertible Preferred Redeemable Preferred Shares (the “Series C Preferred Shares”), Winthrop Realty Trust (“Winthrop”) entered into securities purchase agreements (the “Purchase Agreements”) with three holders of the Series B Preferred Shares (the “Electing Holders”) holding an aggregate of 544,000 Series B-1 Preferred Shares.  Pursuant to the terms of the Purchase Agreements, Winthrop issued to the Electing Holders a total of 544,000 Series C Preferred Shares and retired a total of 544,000 Series B-1 Preferred Shares.   Pursuant to the terms of the Purchase Agreement, Winthrop agreed to register the resale of the common shares issuable upon conversion of the Series C Preferred Shares by no later than January 29, 2010.  The form of Purchase Agreement is attached hereto as Exhibit 10.1.

In addition, Winthrop entered into an Investor Rights Agreement (the “Rights Agreement”) with the Electing Holders which maintains substantially the same rights that the Electing Holders had under the existing Investor Rights Agreement with respect to the Series B-1 Preferred Shares, including, preemptive rights with respect to future issuances of securities by Winthrop, a co-investment right enabling them to participate in certain future investments by Winthrop, tag-along rights, drag-along rights in the event of a sale of substantially all the securities of Winthrop, and certain other rights.  The Rights Agreement is attached hereto as Exhibit 10.2.

Item 3.02.	Unregistered Sales of Equity Securities

As described above under Item 1.01, in connection with the Conversion Offer Winthrop issued 544,000 shares of Series C Preferred Shares on November 1, 2009 and retired 544,000 shares of Series B-1 Preferred Shares.  The sale of the Series C Preferred Shares was made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933.  The Certificate of Designations for the Series C Preferred Shares is attached hereto as Exhibit 4.1. The Series C Preferred Shares will be entitled to cumulative dividends at a minimum rate of 6.5% and will be convertible into common stock at a conversion price of $14.00 (1.786 common shares per Series C Preferred Share), subject to anti-dilution adjustments.  If fully converted, the shares would represent approximately 5.8% of the outstanding common stock.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers

Pursuant to the terms of the Certificate of Designations of the Series B-1 Preferred Shares, the holders of Series B-1 Preferred Shares are entitled to elect one trustee to Winthrop’s Board of Trustees so long as there are at least 1,000,0000 Series B-1 Preferred Shares outstanding.  At such time as the number of outstanding shares of Series B-1 Preferred Shares falls below 1,000,000, the term of the trustee elected by the Series B-1 Preferred Shares is to immediately terminate.  As a result of the Conversion Offer described in Item 1.01 above, the outstanding Series B-1 Preferred Shares was reduced to 852,000.  Accordingly, effective November 1, 2009, the term of Bradley Scher, the trustee elected by the Series B-1 Preferred Shares, as a trustee of Winthrop was terminated.

Item 8.01	Other Events

On November 1, 2009, Winthrop issued a press release announcing the transactions described in Item 1.01 and Item 3.02 above.  A copy of the press release is furnished as Exhibit 99.1 to this Report on Form 8-K and is incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

4.1	Certificate of Designations for Series C Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest
10.1	Form of Series B-1 and Series C Preferred Share Purchase Agreement, dated November 1, 2009
10.2	Investor Rights Agreement (Series C Preferred Shares), dated November 1, 2009, between Winthrop Realty Trust and the investors party thereto.
99.1	Press release dated November 1, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 2nd day of November, 2009.

WINTHROP REALTY TRUST

By:	/s/ Michael L. Ashner
Michael L. Ashner
Chairman and Chief Executive Officer